EXCLUSIVE MANUFACTURING & MARKETING AGREEMENT

       The Parties, Thane International, Inc. ("THANE"), a Delaware corporation with offices located in La Quinta, California, USA, and Interactive Marketing Technology Inc., ("IMT"), a Nevada corporation, with offices located in Hollywood, CA, enter into this Agreement with an "Effective Date" of January 16, 2001, with reference to the following facts.

                                   RECITALS

       IMT has the sole marketing rights to various products, currently known as "Strike Jacket EFL(TM)", "Prime Health Care(TM)", "Wonder Wrench(TM)", "Drain Magic", "Lost Beatles Archives", "Greg Norman's Secret", and "Jewelry Line" (collectively "Product(s)"), and has produced an infomercial or a spot to better promote several of the Products ("Infomercial") and desires to have THANE tweak and air the Infomercial and distribute and exclusively market the Products worldwide, and to give THANE the exclusive right to market its other products as well.

     THANE is a leading international marketing firm, successful in production and product development and distribution and desires to air the Infomercial and spot and exclusively market the Products worldwide and to have the right to exclusively market IMT's other products as well.

     THANE and IMT agree to the following terms and conditions in exchange for the mutual promises and covenants set forth in this Agreement.

                                  AGREEMENT

1.  Warranties & Covenants.

      1.1  THANE.   THANE warrants, promises, and covenants that it has the
complete right, power and authority to enter into this Agreement.

      1.2   IMT.   IMT warrants, promises, and covenants that it: (i) has the present right, power and authority to enter into this Agreement; (ii) has the ability, power and authority to grant the rights to THANE as set forth in this Agreement; (iii) will take all steps necessary to perfect its pending patent applications and will maintain and have the sole and exclusive right during the Term to defend all intellectual property rights in full force, including, but not limited to, copyrights, patents, trademarks, and any and all required governmental approvals that currently exist or may exist for the Product for the Term of this Agreement; (iv) has not and will not knowingly violate any third parties' intellectual property rights; and (v) has disclosed to THANE all agreements, arrangements and encumbrances affecting the Infomercial, the Product and/or the Product's financial viability.

     1.3 Confidentiality and Non-Competition. The Parties agree not to disclose confidential information regarding the other Party, their companies, their products, their operations, or the mechanical construction, technical information, design drawings, concept, ideas, sketches, wordings, media and marketing strategies, and chemical composition or formula related to the Product, or any other company information which may be deemed a trade secret, or is sensitive in nature and not otherwise known to the public (collectively "Information") or use such Information for commercial purpose or disclose such Information to any one outside of the relevant Party(s') organization without the prior written consent of the relevant Party and shall treat all such Information in strict confidence. This Agreement is exclusive and IMT agrees not to manufacture, for itself or for third parties, the Product or any product substantially similar in competition with THANE's marketing efforts hereunder, during the Term of this Agreement.

2.   The Manufacture and Cost of the Product

     2.1 The Products.   The "Product(s)" include: (i) the Strike Jacket
EFL(TM) lure enhancement kit, consisting of 10 large Strike Jackets, 5 small Strike Jackets, 2 hand-painted Crank-baits, 6 hooks, and 10 bonus EFL worms, all in clamshell packaging ("Strike Jacket Basic Unit"); (ii) Prime Healthcare Benefits Plan(TM) consisting of 5 basic benefits (prescription, hearing, vision, dental and chiropractic) offered to members at a discount, a book and a video tape with video jacket, explaining information and tips to maintain a healthy lifestyle, with packaging ("Prime Healthcare Basic Unit");
(iii) Wonder Wrench(TM), a multi-use wrench with two different sizes of a wrench head on either end, with packaging ("Wrench Basic Unit"); (iv) Drain Magic consisting of a portable unassembled plunger and a can of pressurized drainer with unique cap-top, and packaged in a plastic carrying case ("Drain Basic Unit"); (v) Lost Beatles Archives, consisting of a coffee table book containing over 205-pages of life stories and photos of members of the Beatles, a video tape with jacket, and packaging ("Beatles Basic Unit"); (vi) Greg Norman's Secrets, a golf aid that fits the hand and a video tape and packaging; and (vii) Jewelry Line consisting of various men and woman's jewelry items, including items made with meteorite stone collected from the moon, and precious metals designed for women and men, and packaging ("Jewelry
Basic Unit").   The "Product" also consists of "Additional Products"as a
defined below.

     2.2 Option to Market Additional Products. IMT has either developed/ or has obtained the right to market, or shall obtain in the future the right to market, additional products including, various toy products (collectively "Additional Product(s)"), and hereby grants to THANE an "Option" to be the exclusive marketer of such Additional Products, on the same terms and conditions contained herein, excepting that: (i) there shall be no Product Owner Royalty or Net Revenue split as required herein; and (ii) THANE shall pay to IMT as its sole compensation a royalty equal to 5% of the revenue received by THANE from its marketing of such Additional Products unless the Parties mutually agree otherwise ("Additional Product Royalty"), less sales and like taxes; shipping and handling charges; returns, bad debts and charge backs; and a rolling return reserve equal to 12% until such time the return rate for such Additional product is determined and then to be adjusted to reflect the actual return rate. THANE may market these Additional Products, individually or in varying product configurations in its sole discretion. Upon exercising this Option, the Parties shall add each Additional Product to Attachment "A" hereto and initial such addition. IMT and THANE may also develop additional related products, and upon mutual agreement, THANE may market these additional products, individually or in varying Product configurations, along with the Product pursuant to the terms herein (collectively "Thane's Additional Products").

     2.3 Manufacture and Product Quality. THANE shall have the sole responsibility to control all manufacturing aspects of the Products and shall be responsible for maintaining the current standards of product quality for each product and for maintaining appropriate product liability insurance, covering all Products and Additional Products subject to this Agreement, with the exception of Product(s) for which IMT already has inventory or Product(s) that IMT manufacturers during the Term herein ("IMT Inventory"). IMT shall assume all manufacturing rights and responsibilities set forth herein, including but not limited to maintaining Product quality standards, and maintaining liability insurance for all IMT Inventory.

     2.4  Purchase of  IMT's Products.   THANE shall purchase Products for
market test purposes, at IMT's manufacturing cost per each Basic Unit of Product, FOB Los Angeles, California (except the Beatles Product which is FOB, Cleveland, OH), on a net 30 day basis, as follows:

    Product(s)             Inventory Available   Purchase Price Per Basic Unit

    Wonder Wrench(TM)           20,000 BU              $ 5.00 USD
    Drain Magic                 13,000 BU              $ 3.00 USD
    Lost Beatles Archives        4,800 BU              $ 5.00 USD


     2.5 Royalty to Product Owner(s). IMT warrants that it has obtained the marketing rights for the following Product(s), in exchange for a royalty due to each Product Owner equal to the following percentage:


  PRODUCT                  PRODUCT OWNER          ROYALTIES

Strike Jacket EFL(TM)      Rocky River Outdoor    The first $180,000
                                                  (approximate product
                                                  amount to be determined by
                                                  audit) earned in royalties
                                                  to be retained for
                                                  production  reimbursement,
                                                  thereafter 15% of DR
                                                  Adjusted Gross Revenue and
                                                  15% of Retail Adjusted Gross
                                                  Revenue

Lost Beatles Archives      Star Publishing Ltd.   0% for the first $100K Units
                                                  sold through direct response
                                                  channels, then $1.62 per
                                                  Basic Unit sold, plus 10% of
                                                  Retail Adjusted Gross
                                                  Revenue for all non-direct
                                                  response sales

Jewelry Line               IMT                    15% of DR Adjusted Gross
                                                  Revenue and 15% of Retail
                                                  Adjusted Gross Revenue

The Product Owner's Royalty ("Product Owner's Royalty") shall be calculated in accordance with the above-stated royalty percentage chart, and shall be based on the following definitions. "DR Adjusted Gross Revenue" is defined as all revenue received by THANE from sales of the Product through direct response marketing, less: (i) a reasonable amount to create and maintain a rolling reserve fund, initially at 12% of gross revenue but to be adjusted to reflect actual return rate when such becomes known; (ii) actual credit card and non-credit card returns, all sales taxes, outbound and inbound fulfillment costs, including shipping fees, handling charges, and merchant account charges, gross media/advertising costs and advances against gross media/advertising costs, including standard media commissions paid to third parties and/or paid in-house depending on media buying and management services provided, and all product purchase and manufacturing costs. "Retail Adjusted Gross Revenue" is defined as all revenue received by THANE from sales of the Product through non-direct response marketing, less all product purchase and manufacturing costs, and retail sales commissions, ad allowances and other retail costs. THANE shall pay the Product Owner's Royalty directly to each Product Owner, listed in Attachment "B" hereto, on a monthly basis thirty days after the close of the prior month, accompanied by accounting statements, for each applicable Product. IMT shall provide THANE with copies of all agreements made with its Product Owners as well as copies of the trademark information and/or any other intellectual property information for each applicable Product.

3. Production.

     3.1  IMT Infomercials/Spots.   IMT warrants that all claims made in the
Infomercials and Spots shall have appropriate substantiation as required by
governmental agencies.   Upon execution of this Agreement, IMT shall provide
THANE with a textless unmixed master and a mixed Beta master with graphics and text and all testimonial release forms, any and all existing claims substantiation as required by governmental agencies for all Infomercials. THANE has sole discretion to determine the use, if any, of the Infomercial in its Marketing Plan.

     3.2 Thane Materials. THANE will have the sole discretion to determine if it will produce commercial advertisements for any of the Product(s), or print advertisements, collateral materials, and/or tweak the IMT Infomercials (collectively "Thane Materials"). IMT shall provide collaboration in the production of Thane Materials by providing upon request all existing Infomercial footage and all existing print, art work and studies that IMT may own or control for the collateral support materials for the Product. IMT will have the right, ability and responsibility to give its written approval of all Thane Materials, to the extent that they express the benefits, elements, and claims of the Product accurately and place IMT in an accurate light, not to be unreasonably withheld, nor delayed.

4. Marketing Plan.

     4.1 The Marketing Plan. THANE will have the sole discretion to determine the marketing plan for all products. THANE will be responsible during the Term of this Agreement for paying for, and managing directly, or through the use of agents or sub-contractors, all functions necessary for the worldwide marketing and distribution of the Product and Spot or Infomercial, including without limitation, the management of: (i) in-bound fulfilment;
(ii)  out-bound  fulfilment;  (iii)  credit card processing; (iv)  accounting;
(v) inventory control; (vi) customer service; (vii) media planning and buying; (viii) out-bound telemarketing; (ix)customer list database; (x) after-market sales; and, (xi) foreign distribution. THANE shall put forth its best efforts to maximize the financial success of the marketing campaign for the sale of the Product. Thane may contract with a current or future subsidiary company to provide any of the above services provided that such services are of like quality and at or below market price.

     4.2 Sales Administration Fee. THANE and IMT agree that THANE shall receive a Sales Administration Fee to cover the administration costs of THANE's responsibilities pursuant to this Agreement including in-bound and out-bound fulfilment, customer service, credit card processing, credit card disputes and charge backs, check order processing and accounting. The Sales Administration Fee will equal three percent (3%) of all revenue from all THANE sales of each Product, during the Term of this Agreement, until such sales revenue exceeds 5 million, upon which the Sales Administrative Fee shall be reduced to one and one half percent (1.5%) for the remaining Term.

     4.3 Customer List. THANE and IMT agree that all customer names, addresses and phone numbers generated by THANE from the marketing of the Products shall be solely owned by THANE ("Customer List"). Upon termination and upon request, both Parties shall own the Customer List and THANE shall provide IMT with a copy of the Customer List for IMT's use at THANE's cost for producing same in the requested format.

     4.4 Translation Costs. THANE shall have the sole responsibility for the customizing of all packaging and literature translation costs for the Product(s) as required to sell in foreign markets, the costs of which shall be paid for by THANE and treated as a deductible cost in the calculation of Net Revenue, as defined herein. From time to time and upon request, IMT shall provide to THANE any and all documents as may be required by domestic and international governments in order to obtain approvals to sell the Products worldwide.

5. Market Test Period.

     5.1 Market Test. Upon receipt of materials outlined in Section 3 herein, THANE shall conduct project set-up and purchase media for test marketing of the Infomercial and Spot for the Product(s) listed in Section 2.1
herein.   THANE shall test the Infomercials for a period not exceeding 45 days from the Effective Date herein unless otherwise agreed to by the Parties due to tweaking of the Infomercials ("Market Test"). THANE will determine in its sole discretion the actual amount of capital provided according to the availability of cost-effective media, the success or failure of the Infomercial, and the financial requirement to pay for all media expenses. THANE shall provide to IMT media results and analyses and sales counts regularly.

     5.2 Failure of Market Tests. Should THANE cease tweaking or re-testing of the Infomercial or Spot or determine that the results of the Market Test do not warrant further effort, THANE shall notify IMT in writing within five (5) days and the portion of this agreement regarding that particular Product shall terminate and all rights granted herein regarding the particular Product and its Infomercial shall revert to IMT, excepting that THANE shall retain the right to exclusively market such Product to home shopping channels for one year and shall retain the right to exclusively market such Product to customers then existing due to its test marketing efforts for the remainder of
the Term.   THANE shall provide to IMT any and all media results and analyses and sales counts not previously provided. Should Thane determine in its sole discretion that the Market Tests warrant the marketing of the Product, it shall "Roll-out" the Product. "Roll-out" shall be defined as the first week that Thane expends more than one hundred thousand dollars ($100,000) on the purchase of media.
6. Grant of Rights.

     6.1 Ownership of Property and Copyrights. THANE acknowledges and agrees that IMT is the owner of the Product rights including trademarks and copyrights for the existing Infomercial, Spot, Products and the Product names, and upon termination, joint ownership of the Customer List. Thane is the sole owner of all rights, including copyrights and trademarks for any and all Thane Materials (unless otherwise mutually agreed upon), and of the Customer List during the Term herein.

     6.2 Exclusive Broadcast and Marketing Rights. Subject to the terms and conditions of this Agreement, IMT hereby grants to THANE the exclusive right, throughout the World, to air the Infomercial and to market and sell the Product(s) and the Additional Products, for the Term herein. THANE's exclusive marketing rights shall include all possible market areas available today, and those that will be available in the future throughout the world, including but not limited to: print; retail; radio; television; cable; satellite cable and television; catalog; the Internet; and home shopping networks. During the Term, IMT shall retain the ownership of its web sites, however, any and all Product(s) promoted on these web sites must link purchasers to buy from THANE's designated web sites.
7.  Accounting and Net Revenue.

     7.1 Disbursement of Net Revenue.   THANE shall determine, account, and
pay to IMT, fifty percent (50%) of the net revenue ("Net Revenue"), as defined in Section 7.3 herein, after first offsetting any and all advances (collectively "Advance") paid to IMT by THANE pursuant to Section 7.2 herein. IMT and THANE shall agree that there is no profit sharing for the Wrench product for the first 20,000 Basic Units sold by THANE, but both parties shall share equally any Net Revenue over 20,000 Basic Units sold by THANE. THANE will maintain an operating account and shall prepare accurate accounting statements according to general accepted accounting principals consistently applied, setting forth all sales, returns, taxes, and Net Revenue. The accounting statements shall accompany the Net Revenue to be disbursed monthly within 30 days of the end of each month, or at other times determined by
mutual agreement.    IMT shall have the ability and right to inspect and audit
all books and records concerning the Product, including unit sales, returns, taxes, and Net Revenue from the sale of all Product. IMT, or its duly appointed representative, will conduct the inspection only during normal business hours upon a written request submitted to THANE at least ten (10) business days prior to the day of the inspection.

     7.2 Net Revenue Advance. Upon execution of this Agreement, THANE shall advance to IMT Net Revenue equal to thirty-six thousand dollars ($36,000), subject to the terms described in Section 7.1 herein, on a non-refundable but recoupable basis.

     7.3 Definition of Net Revenue. "Net Revenue" shall mean for this Agreement the sum remaining from any and all revenue, received by THANE, from the sale of all Products listed in Section 2.1 herein, during the Term of this Agreement, after the deduction for the following expenses incurred by THANE:
(i) a reasonable amount to create and maintain a rolling reserve fund, initially at 12% of gross revenue but to be adjusted to reflect actual return rate when such becomes known; (ii) payment of all sales taxes; (iii) payment of all actual outbound and inbound fulfillment costs, including shipping fees, handling charges, and merchant account charges; (iv) payment of all gross media/advertising costs and advances against gross media/advertising costs, including standard media commissions paid to third parties and/or paid in-house depending on media buying and management services provided; (v) actual cost to refurbish return merchandise for resale; (vi) all product purchase and manufacturing costs; (vii) payment of all talent royalties, if any and Owner Royalty; (viii) payment of all costs and expenses for viewing cassettes and broadcast dubs for television stations and cable networks; (ix) public relations fees and costs; (x) sales administration fee; (xi) payment for reasonable costs for development, production and distribution of Thane Materials and additional Thane collateral support materials including order forms, stick letters, and inquiry packages, if any; (xii) mutually agreed upon costs of Internet development; (xiii) actual credit card and non-credit card returns; (xiv) payment for foreign export, documentation and clearance costs;
(xv) payment for retail commissions, ad allowances and other retail costs;
(xvi) payment for legal, travel and entertainment costs; (xvii) payment of production costs for infomercial/spot development or tweak; and (xviii) mutually agreed upon costs incurred by IMT for Product(s) development and/or production.

8.  Indemnification.   IMT agrees to hold THANE, its successors, assigns,
licensees, agents, associates, directors and employees harmless from any and all claims, damages, costs and expenses, attorney's fees, damages, recoveries, and settlements which arise from, or may arise out of, any representation, claim, statement, promise, warranty, and presentation that IMT makes about the Product, from any infringement of IMT on the intellectual property rights of another, from Product liability and Product defects for IMT Inventory, and from the breach by IMT of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement. THANE agrees to hold IMT, its successors, assigns, licensees, agents, associates, directors and employees harmless from any and all claims, damages, costs and expenses, attorney's fees, damages, recoveries, and settlements which arise from, or may arise out of, any representation, claim, statement, promise, warranty, and presentation that THANE makes about the Product in any Thane Materials, or by any of THANE's representatives, sales people, public relations people, agents, and marketing people which IMT has not approved, or ratified their use, from Product liability and Product defects for all Product(s) that THANE manufacturers, and from the breach by THANE of any of its representations, warranties, covenants, obligations, agreements or duties under this Agreement.

9. Independent and Separate Companies. THANE and IMT enter into this Agreement as separate and independent corporations, businesses and companies. THANE and IMT will be responsible for the payment of all compensation, wages, taxes, dues, employment benefits and operating expenses in connection with the separate operations of their respective businesses, corporations and companies. This Agreement does not create a partnership, agency or joint venture relationship between IMT and THANE. THANE and IMT agree that neither will, nor permit any person or entity acting for or on its behalf to, bind or obligate the other Party, or represent to have such authority, without the express prior written approval of the other Party.

10. Term. Subject to the terms and conditions of this Agreement, the Term of this Agreement shall be for five (5) years from the Effective Date of this Agreement. The Term of this Agreement may be extended or terminated only by mutual written agreement.

11. Entire Agreement.   This Agreement contains the entire understanding
between THANE and IMT that supersedes any prior agreements, written or oral, respecting the subject matter of this Agreement.

12. Controlling Law/Enforcement. The laws of the State of California will govern the interpretation of this Agreement, and the rights and obligations of the parties to it, without regard to a conflict of laws principle. A court will consider the terms and conditions of this Agreement to be severable so that any of its terms, conditions, or clauses shall not invalidate, or
render unenforceable the entire agreement.   The exclusive venue and
jurisdiction for any actions related to this Agreement shall be in the state courts in Riverside County, Indio Branch, California, and to the extent that federal courts have exclusive jurisdiction, the US District Court for the Central District. If any party to this Agreement retains the services of an attorney, or files a law suit, to enforce the terms and conditions of this Agreement, a court may award the prevailing party costs and expenses, including attorney's fees.

13. Assignment of Rights. THANE shall have the complete power, right and authority to assign any and all rights granted under this Agreement to any parent or subsidiary company. THANE agrees to notify IMT of any such assignment and THANE agrees to remain liable for its obligations to IMT as set forth in this Agreement.

14. Notices.   Any  notice  given under this  Agreement shall  be in writing and shall only be deemed proper notice if served personally, or by registered or certified first class mail with return receipt requested, and addressed to the party to whom the notice is intended at the following addresses. Any change of address must be in writing and properly delivered to the other Party pursuant to the requirements of notice set forth in this paragraph.

     a) IMT:        Interactive Marketing Technology, Inc.
                    3575 Cahuenga Blvd., Suite 390
                    Hollywood, CA 90068
                    Attention: Sandy Lang, CEO
                    (323) 874-4484  Phone
                    (323) 874-4414  Fax

     b) THANE:      Thane International, Inc.
                    78-140 Calle Tampico
                    La Quinta, CA 92253
                    Attention: Denise DuBarry, Executive Vice President
                    760 777-0217 Phone
                    760 777-0214 Fax

     IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the Effective Date herein.

Interactive Marketing Technology, Inc:      Thane International, Inc.:

/s/ Sandy Lang                              /s/ Bill Hay
____________________________________        _______________________________
Sandy Lang, CEO                             Bill Hay, CEO